Exhibit 99.1

Cautionary  Statement   Identifying  Important  Factors  that  Could  Cause  the
Company's Actual Results to Differ from those Projected in Forward Looking Statements

The following factors could affect The Source Company's actual results, including its commission revenues, merchandising revenues, expenses and net income, and could cause them to differ from any forward-looking statements made by or on behalf of the Company:

o Competition among providers of many of the Company's products and services, particularly the processing of incentive payment claims, is highly competitive. The Company recognizes approximately 50 direct competitors, all of which are closely held private companies. Competitors may develop new or different service programs which are perceived by customers to be of similar or superior quality at the same or lower prices than the Company's services. Such innovations could materially and adversely affect the Company's sales. Moreover, many of the services offered by the Company could be performed directly by its retail customers or otherwise offered or performed in the future by publishers, distributors or other organizations. Although, at present, the Company believes that it will experience only limited competition from such sources, the Company believes that potential competitors, particularly distributors, may be devoting resources to the development of such services, which if successfully developed, could have a material adverse effect on the Company's business.

o The Company is currently experiencing a period of rapid sales growth that has placed, and could continue to place, a significant strain on the Company's capital and human resources. [Moreover, the Company intends to continue to pursue its expansion strategy which may include additional acquisitions of companies which offer products and services compatible to those of the Company. The Company maintains broad discretion to engage in virtually any business transaction in virtually any manner it deems appropriate. There can be no assurance that the Company's sales growth will continue or that the Company will be able to adequately manage its expansion or integrate any business which it may acquire, the failure of either of which could have a material adverse effect on the Company.

o    Substantially   all  of  the  Company's   revenues  are  derived  from  the
     commissions earned in connection with the collection of payments owed to the Company's retailer clients from magazine publishers under programs designed by publishers to provide magazine retailers with an incentive to increase single copy magazine sales. Although these incentive programs have been offered as part of the publishers' overall marketing strategy for more than 20 years, the incentive programs are governed by short-term contracts and, accordingly, magazine publishers are under no long-term contractual obligation to continue the incentive programs in their present form or otherwise. There can be no assurance that magazine publishers will not discontinue or significantly modify the incentive programs to which the Company's services relate in a manner which is not compatible with the Company's services.
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o    The trading of the Company's  securities on the Nasdaq  SmallCap  Market is conditioned on the Company meeting certain asset, capital and surplus, earnings and stock price tests. If the Company fails any of these tests, the Common Stock may be delisted from trading on the Nasdaq SmallCap Market. The effects of delisting include the limited release of the market prices of the Company's securities and more limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue securities or to secure financing. In addition to the risk of volatility of stock prices in general, and possible delisting, low price stocks are subject to risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that brokers/dealers satisfy
     special  sales  practice  requirements,   including  making  individualized
     written suitability determinations and receiving a purchaser's written consent prior to any transaction. If the Company's securities were delisted and the trading price was less than $5.00 per share, the Company's
     securities   could  also  be  deemed  penny  stocks  under  the  Securities
     Enforcement  and  Penny  Stock  Reform  Act of  1990  which  would  require
     additional   disclosure  in   connection   with  trades  in  the  Company's
     securities, including the delivery of a disclosure schedule explaining the nature and risk of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of stockholders to sell their securities in the secondary market.

o The Company's executive officers and directors beneficially own approximately 65% of the outstanding shares of Common Stock. As a result, those shareholders have voting control of the Company and are able to elect all of the Company's directors and determine the vote on any matter being voted on by the Company's shareholders, including any merger, sales of assets or other change of control of the Company. The Company's Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

o The Company's success depends on its ability to attract and retain qualified managerial and technical personnel. Competition for such personnel is keen and there can be no assurance that the Company will be able to attract and retain the personnel necessary for the full development of this business. Although the Company believes that the loss of no single executive or employee will have a material adverse effect on the Company, the Company relies on a number of key individuals for its continued success, and the loss of such individuals could result in material adverse effects on the Company's operations.